Exhibit 19
RESOLUTION OF THE BOARD OF DIRECTORS OF
CREDIT ACCEPTANCE CORPORATION
Adopted: August 20, 2003
Revised: April 10, 2023

Whereas, the Board of Directors has considered whether to adopt the following Corporate Policy:

1.It is the policy of the Company to comply with all applicable securities laws and regulations.

2.No person covered by this Policy Statement shall purchase or sell any security issued by the Company while such person is in possession of material information about the Company that has not been disclosed to the public. Nor shall any such person provide such information to any other person, whether employed by the Company or not, except persons with a need to know such information in order to perform their duties for the Company. No person covered by this Policy Statement may use any material information relating to the Company that has not been disclosed to the public as the basis for purchasing or selling any security issued by any other entity.

3.Officers, directors and certain other management personnel designated by the Chief Executive Officer (collectively, “Management Personnel”) may not purchase or sell any security issued by the Company except (a) during a Window Period (as defined below) or (b) with the prior written approval of, in the case of officers and other management personnel, a person designated by Chief Executive Officer for this purpose (the “Stock Compliance Officer”), and, in the case of directors, the Board of Directors or person designated by the Board of Directors for this purpose and, in the case of the Stock Compliance Officer, Chief Executive Officer, unless the Stock Compliance Officer serves in both such capacities, in which case, the Board of Directors or person designated by the Board of Directors for this purpose:

(i)Unless otherwise determined in a specific instance by the Board of Directors, the term “Window Period” shall mean the period beginning on the next business day following the date of release of the Company’s quarterly and annual summary statements of sales and earnings (“Results”), provided that the Company releases the Results before the market opens on the day of the release. In the event that the Results are released after the market opens on the day of the release, then Window Period shall mean the second business day following the date of release for publication of the Results. In either case, the Window Period shall close on the last day of the fiscal quarter in which the release is made.

(ii)The Stock Compliance Officer shall not approve any purchase or sale outside a Window Period unless failure to approve the transaction would impose a material hardship on the person proposing the transaction and the Stock Compliance Officer otherwise believes the transaction is in compliance with applicable securities laws. The Stock Compliance Officer may consult with the Chief Executive Officer and Company counsel on such matters as he or she deems appropriate.

(iii)The trading restrictions in this Policy Statement do not apply to:

•Any purchase of Company stock through the Credit Acceptance 401(k) Plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. The trading restrictions do apply, however, to elections made under the Credit Acceptance 401(k) Plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Credit Acceptance Stock Fund, (b) make an intra-plan transfer of an existing account balance into or out of the Credit Acceptance Stock Fund, (c) borrow money against a Credit Acceptance 401(k) Plan account if the loan will result in a liquidation of some or all of a Credit Acceptance Stock Fund balance or (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Credit Acceptance Stock Fund

•Any purchase or sale of Company stock by Management Personnel regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into during a Window Period when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Stock Compliance Officer for its approval prior to its execution. Trading Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company. Once the Trading Plan is adopted, the person must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The person may amend or replace a Trading Plan only during a Window Period, and such person must submit any proposed amendment or replacement of a Trading Plan to the Stock Compliance Officer for approval prior to adoption. Trades under a plan cannot begin until the later of (a) 90 days after the adoption of modification of their trading plan or (b) two business days after the company files a quarterly report (Form 10-Q) or annual report (Form 10-K) covering the quarter in which the plan was adopted or modified. The person is prohibited from having more than one plan covering the same time period, unless trading under one does not commence until all trades under the other have been completed. Plans set up for a single trade are permitted, but the person is limited to one single-trade plan in any 12-month period. The person must provide notice to the Stock Compliance Officer prior to terminating a Trading Plan. The person should understand that frequent modifications or terminations of a Trading Plan may call into question such person’s good faith in entering into the plan

•Exercises of stock options issued by the Company where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option issued by the Company to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options issued by the Company in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

4.No officer or director of the Company shall purchase and sell, or sell and purchase, any equity security of the Company within any period of less than six months. For purposes of this paragraph 4, payroll deductions for contribution to the Credit Acceptance Stock Fund in the Credit Acceptance 401(k) plan are not considered purchases under this policy.

5.No officer or director of the Company shall sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation.

6.No officer or director of the Company, or any of their designees, shall engage directly or indirectly in hedging transactions involving equity securities of the Company or any other Company securities, including debt securities. “Hedging” refers to any strategy designed to hedge or offset or reduce the risk of price fluctuations in Company securities or to hedge, offset or protect against, in whole or in part, declines in the value of such securities. Hedging transactions include (but are not limited to) prepaid variable forward contracts, swaps, collars, and exchange funds.

7.The prohibition on hedging transactions set forth in this policy is prospective and shall not apply to arrangements in existence on the effective date. To the extent that any shares of Company common stock or any other equity or debt securities were hedged prior to the effective date, this prohibition applies to such shares or securities immediately upon their release from such hedging arrangement. Failure to comply with this prohibition on hedging transactions will be grounds for disciplinary action by the Company, which may include, without limitation, reprimand and, in the case of officers, suspension or termination of employment. Shares of Company stock held by officers and directors may continue to be pledged or otherwise used as security for a loan with prior written approval of the Stock Compliance Officer. The hedging prohibition does not apply to the holding of Company shares in a margin account or any other account that could cause such shares to be subject to a margin call or otherwise be available as collateral for a margin loan so long the individual insider clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

8.Each officer and director of the Company shall comply with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 and, if applicable, of Rule 144 promulgated under the Securities Act of 1933. The Stock Compliance Officer, in conjunction with Company counsel, shall implement a system to assist officers and directors in the timely filing of all required reports under the foregoing provisions.

9.Each officer and director of the Company shall, and any other person covered by this Policy Statement may be required to, execute and deliver an annual statement to the Company, confirming that such person has complied with this Policy Statement at all times from the date hereof (or such lesser time as such person has been covered hereby).

10.The Stock Compliance Officer may adopt such reasonable procedures as he or she shall deem necessary or desirable in order to implement this Policy Statement.

11.All officers, directors, employees and agents of this Company shall be encouraged to consult with the Stock Compliance Officer if they have questions about the applicability of this Corporate Policy to them or their activities.

NOW THEREFORE, BE IT RESOLVED, that the above policy is hereby adopted by the Board of Directors and is hereby ratified and approved.